UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2013

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2013, David Zwick informed the Board of Directors of Inteliquent, Inc. (the “Company”) of his decision to step down as the Company’s Chief Financial Officer and Executive Vice President effective immediately. The Company and Mr. Zwick are in the process of negotiating an employment separation agreement and release. If Mr. Zwick and the Company enter into such an agreement, the final terms will be disclosed in a future Form 8-K filing.

On August 23, 2013, the Company’s Board of Directors appointed Eric Carlson as interim principal financial officer and interim principal accounting officer and is currently identifying a candidate to succeed Mr. Zwick as the Company’s Chief Financial Officer on a permanent basis. Mr. Carlson, 51, joined the Company in May 2004 and has served as Controller since that time. Mr. Carlson holds a Bachelor of Science in Accounting from Eastern Illinois University and a Master of Business Administration in Finance from Northern Illinois University. Mr. Carlson is a certified public accountant and a member of AICPA and the Illinois CPA Society.

On August 23, 2013, the Company issued a press release announcing the executive change, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 8.01	Other Events.

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company reported a $75.3 million impairment of goodwill and intangibles charge, a $13.2 million impairment of fixed assets charge, and a net loss of $78.1 million, in each case for the year ended December 31, 2012. As also previously disclosed, during the second quarter of 2013, the Company’s Board of Directors determined that an internal investigation of whether such impairment charge was overstated should be undertaken by the Audit Committee with the assistance of independent outside professionals. During the same time period, the Company’s Board of Directors also determined that the Audit Committee, with the assistance of independent outside professionals, should conduct an internal investigation of the Company’s financial forecasting practices during the fourth quarter of 2012 and the first quarter of 2013.

On August 23, 2013, the Company announced that the Audit Committee completed its investigation. With the assistance of independent outside professionals, the Audit Committee found that no restatement of the Company’s previously issued financial statements nor any action relating to the Company’s previous financial forecasts is required. Further, the Company intends to file its Quarterly Report on Form 10-Q for the period ended June 30, 2013 with the Securities and Exchange Commission as soon as practicable and well in advance of the previously disclosed October 14, 2013 due date by which the Company is required to submit to Nasdaq a plan to regain compliance with Nasdaq’s continued listing standards. The Company expects to be in compliance with Nasdaq’s continued listing standards after the filing of its Quarterly Report on Form 10-Q.

On August 23, 2013, the Company also announced that it intends to hold its previously postponed second quarter earnings conference call at 9:00 a.m. EDT on September 5, 2013.

On August 23, 2013, the Company issued a press release announcing the completion of the investigation and the date of its rescheduled earnings conference call, a copy of which is attached hereto as Exhibit 99.2 and incorporated by reference herein.

Forward-Looking Statements

This report contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this report are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “intends,” “may,” “projects,” “proposed,” “plans,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes. Factors that might cause such differences include, but are not limited to, matters arising out of or related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee, the possibility that the Securities and Exchange Commission may disagree with the Audit Committee’s findings and may require a restatement of financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the Securities and Exchange Commission or other governmental agencies, the outcome of current and potential shareholder derivative actions filed against certain of the Company’s officers and directors, the possibility of additional private litigation related to the impairment charge and financial forecasting practices that were subject to investigation by the Audit Committee and related matters, and factors included in the Company’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the period ended December 31, 2012, as such risk factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this report. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document

99.1	Press release announcing changes to the Company’s finance team, dated August 23, 2013.

99.2	Press release announcing the completion of the Audit Committee’s internal investigation and date of rescheduled earnings conference call, dated August 23, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

Date: August 23, 2013	/s/ Richard L. Monto
	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary